                                 Exhibit 10.43

                       AMENDMENT TO AMENDED AND RESTATED
                        CONSULTING/EMPLOYMENT AGREEMENT
                        -------------------------------

     This amendment is entered into as of the 16th day of February, 1999 (the

"Effective Date"), by and between IDX Systems Corporation, a Vermont corporation with its principal place of business at 1400 Shelburne Road, Burlington, Vermont

05402-1070 (the "Corporation"), and Henry M. Tufo, M.D. of Hinesburg, Vermont

(the "Employee).

     This amendment amends the Consulting/Employment Agreement originally entered into by and between the Corporation, the Employee, and the Majority

Shareholders on February 1, 1995, and amended and restated on March 7, 1995 (the

"Agreement").

     In consideration of the covenants set forth herein, the parties, intending to be bound, agree as follows:

     1.  Paragraph 1 shall cease to be effective as of the Effective Date and from and after the Effective Date, the following shall apply:

     The Corporation agrees to employ the Employee as Executive Vice President from the Effective Date until June 30, 1999, and Employee agrees to serve as such, subject to the terms and conditions of the Agreement and this Amendment. As Executive Vice President, Employee will continue to work from his current office with his current staff to enable him to perform his duties. Thereafter, Employee agrees to serve as a consultant to the Corporation until June 30, 2000, subject to the terms and conditions of the Agreement and this Amendment. The Corporation will provide Employee with reasonable facilities and staff to enable him to provide consulting services to the Corporation, including reasonable office space, a computer, a secretary and electronic mail.

     2.  Paragraph 2 shall cease to be effective as of the Effective Date and from and after the Effective Date, the following shall apply:

     Employee's duties and responsibilities as an Executive Vice President shall be as described in Attachment A, and his duties as a consultant shall be in the areas of Internet activities related to medical and clinical practice, key customer issues, organizational design and measures, key strategies or other areas consistent with his fields of expertise and background, as assigned by the Chief Executive Officer of the Corporation. Employee shall be available for approximately one hundred twenty (120) hours of service per month. If the Corporation does not assign tasks sufficient to require one hundred twenty (120) hours of service per month, the Employee shall nevertheless be entitled to receive the compensation set forth in Paragraph 3 as if he had performed such services.

     3.  Paragraph 3 shall cease to be effective as of the Effective Date and from and after the Effective Date, the following shall apply:

     The Corporation shall compensate the Employee as set forth in Attachment A to this Amendment.

     4.  Paragraph 4 shall cease to be effective as of the Effective Date and from and after the Effective Date, the following shall apply:

     Employer shall furnish to Employee the benefits described in Attachment A from and after the Effective Date.

     5.  Paragraphs 5 and 6 shall cease to be effective as of the Effective Date and shall be replaced with the following:

     Either party may terminate this Agreement for any reason and at any time upon ten (10) days written notice. However, if the Corporation terminates this Agreement prior to June 30, 2000 for any reason other than (a) fraud committed by the Employee, (b) criminal conduct by the Employee, or (c) continued gross failure of Employee to perform adequately his duties under this Agreement when measured against mutually agreed on written performance goals and improvement plan (unless because of disability as defined in the IDX employee guide), the Employee and the Corporation agree that damages would be difficult to calculate and therefore the Corporation shall pay to Employee, as liquidated damages, and not as a penalty, the following: (x) the compensation due to Employee as if Employee's services had continued until June 30, 2000, plus (y) an amount equal to the difference between the market price of IDX Common Stock on the date of termination and the exercise price for all unexercised options granted to Employee that would have become exercisable on or before June 30, 2000. Upon payment of such liquidated damages, the Corporation shall have no further liability to Employee under this Agreement. A summary of all unexercised options granted to Employee as of the Effective Date that are scheduled to become exercisable before June 30, 2000 is set forth in Attachment A.

     6. Paragraph 8 shall be amended by deleting "provided, however, that this

Agreement shall thereafter be considered automatically renewed for successive one-year periods if not terminated by either party by giving at least twelve

(12) months' advance written notice of the intent not to renew."  The last sentence of Paragraph 8 shall cease to be effective from and after the Effective

Date.

     7. Paragraph 15 shall cease to be effective from and after July 1, 1999.

     8. Paragraph 16 shall be amended by inserting the following after the first sentence:

     Notwithstanding anything to the contrary, the "Noncompetition Period" referred to in Section 5 ("Covenant Not to Compete") of Exhibit A of the Agreement shall begin on the date the Agreement terminates and continue for twelve (12) months thereafter.

     IN WITNESS WHEREOF the parties have set their hands as of the day and year first written above.

                                  IDX SYSTEMS CORPORATION



                                  By:
                                     -----------------------------------
                                     Its Duly Authorized Agent


                                     /s/ Henry M. Tufo
                                     ___________________________________
                                     Henry M. Tufo, M.D.

THE FOLLOWING PERSONS HAVE SIGNED BELOW FOR THE SOLE PURPOSE OF INDICATING THEIR CONSENT TO THE TERMS OF THIS AMENDMENT.


/s/ Richard E. Tarrant
-----------------------------
Richard E. Tarrant


/s/ Robert F. Hoehl
-----------------------------
Robert H. Hoehl

                                  ATTACHMENT A

                        Executive Vice President Duties
                  (as assigned by the Chief Executive Officer)

 . Management transition issues

 . Internet activities related to medical and clinical practice

 . Key customer issues

 . Organizational design and measures

 . Key strategies and other areas consistent with Employee's field of expertise


                                  Compensation

As Executive Vice President
---------------------------

 . Salary at the rate of $300,000.00 per annum, payable semi-monthly

 . Bonus similar to that of other senior management, payable for that portion of the year Employee serves as Executive Vice President

 . Standard company benefits.  Stock options shall not be granted to Employee.

As Consultant
-------------

 . $400,000.00 for services provided between 7/1/99 and 6/30/00, payable semi-monthly. Stock options shall not be granted to Employee.

                    Options Summary as of the Effective Date
                    ----------------------------------------

Option No.                 Grant Date            Granted            Full Vest              Exercisable
------------------------------------------------------------------------------------------------------------
000566                     5/1/97                1808                5/1/98                 1808
------------------------------------------------------------------------------------------------------------
000566                     5/1/97                1808                5/1/99                    0
------------------------------------------------------------------------------------------------------------
000566                     5/1/97                1808                5/1/00                    0
------------------------------------------------------------------------------------------------------------
000567                     5/1/97                1808               2/13/98                 1808
------------------------------------------------------------------------------------------------------------
000567                     5/1/97                1808                5/1/05*                   0
------------------------------------------------------------------------------------------------------------
000567                     5/1/97                1808                5/1/05*                   0
------------------------------------------------------------------------------------------------------------
000810                    11/24/97               3050              11/24/98                 3050
------------------------------------------------------------------------------------------------------------
000810                    11/24/97               3050              11/24/99                    0
------------------------------------------------------------------------------------------------------------



-------------------
* While the exercise date for these options is beyond June 30, 2000, these options are included in the summary since Employee may become entitled to exercise these options in 1999 and 2000 if the Corporation meets certain goals for 1998 and 1999, respectively. If the Corporation does not meet such goals for those years, these options would not become exercisable until 5/1/05, and Employee would not receive the amount described in paragraph 5(y) for those options.